UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009
(Commission File Number)	Exact names of registrants as specified in their charters, address of principal executive offices, telephone number and state of incorporation	(IRS Employer Identification No.)

1-15929	PROGRESS ENERGY, INC.	56-2155481
410 S. Wilmington Street
Raleigh, North Carolina 27601-1748
Telephone: (919) 546-6111
State of Incorporation: North Carolina

1-3274	FLORIDA POWER CORPORATION d/b/a Progress Energy Florida, Inc. 299 First Avenue North St. Petersburg, Florida 33701 Telephone: (727) 820-5151 State of Incorporation: Florida	59-0247770

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – OTHER EVENTS

Item 8.01  Other Events.

On November 30, 2009, the Staff of the Florida Public Service Commission (“FPSC”) issued its recommendation (“Staff Recommendation”) on the request by Florida Power Corporation d/b/a Progress Energy Florida, Inc. (“PEF”) to increase base rates.  PEF filed its request on March 20, 2009 and requested that the rates become effective on January 1, 2010.  A full copy of the Staff Recommendation as well as the FPSC Staff’s summary can be downloaded at the FPSC website at www.psc.state.fl.us.

In general, PEF had requested new base rates to provide $499 million of annual rate relief.  The Staff Recommendation proposes new base rates that would produce only $180 million of annual rate relief.  The differences between PEF’s requested relief and the relief proposed by the FPSC Staff is a function of several factors, including among other things: 1) PEF had proposed rates based on a return on equity of 12.54% and the FPSC Staff proposed rates based on a return on equity of 11.25%; 2) the FPSC Staff proposed rates based on projected annual depreciation expense that is approximately $124 million lower than the expense requested by PEF; and 3) the FPSC Staff proposed rates based on projected annual operating and maintenance costs that are approximately $75 million lower than the operating and maintenance cost requested by PEF.

The Staff Recommendation is not a final order of the FPSC, and the FPSC has scheduled a January 11, 2010 hearing to rule on PEF’s base rate request.  The Company cannot predict whether the FPSC will adopt or reject the Staff Recommendation in whole or in part.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PROGRESS ENERGY, INC. and FLORIDA POWER CORPORATION d/b/a PROGRESS ENERGY FLORIDA, INC.
Registrants

By:	/s/ David B. Fountain
David B. Fountain
Assistant Secretary Progress Energy, Inc. Assistant Secretary Florida Power Corporation d/b/a Progress Energy Florida, Inc.

Date: December 3, 2009